     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE   , 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                           --------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                        NESS ENERGY INTERNATIONAL, INC.

                 (Name of Small Business Issuer in its Charter)

          WASHINGTON                       5812                        91-1067265
 (State or other jurisdictio         (Primary standard              (I.R.S Employer
      of incorporation)                 industrial                Identification no.)
                                classification code number)

                            4201 EAST INTERSTATE 20
                            WILLOW PARK, TEXAS 76087
                                 (817) 341-1477

         (Address and Telephone Number of Principal Executive Offices)

               HAROLD "HAYSEED" STEPHENS, CHIEF EXECUTIVE OFFICER
                        NESS ENERGY INTERNATIONAL, INC.
               4201 EAST INTERNATATE 20, WILLOW PARK, TEXAS 76087
                                 (817) 341-1477

           (Name, Address, and Telephone Number of Agent For Service)
                           --------------------------

                                   COPIES TO:

                            RICHARD E. DANIELS, ESQ.
                            Daniels McGowan & Assoc.
                       1201 Allen Market Lane, Suite 200
                              St. Louis, Mo. 63104

                                 (314) 621 2728

                               FAX (314) 621 3381
                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM          MAXIMUM
           TITLE OF EACH CLASS OF               PROPOSED AMOUNT      OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED           TO BE REGISTERED(1)       PER UNIT         OFFERING PRICE(1)    REGISTRATION FEE
Units consisting of 2 Shares Common Stock,
 no par value, and Warrant to Purchase one
 share of Common Stock......................     20,440,624(2)            $2.00             $40,881,248            $10,793

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 415 under the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may become issuable upon exercise of warrants issued to purchasers of the securities being offered for sale under the within registration statement.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        NESS ENERGY INTERNATIONAL, INC.
                             CROSS REFERENCE SHEET
                              PURSUANT TO RULE 404

ITEM NUMBER IN FORM SB-2 AND TITLE OF ITEM                        LOCATION IN PROSPECTUS
------------------------------------------                        ----------------------
PROSPECTUS

Item 1.                 Front of Registration Statement and
                        Outside Front Cover of Prospectus.......  Cover Page

Item 2.                 Inside Front and Outside Cover Pages of
                        Prospectus..............................  Inside Front and Outside Cover Pages of
                                                                  Prospectus

Item 3.                 Summary Information and Risk Factors....  Prospectus Summary; The Company;
                                                                  Risk Factors

Item 4.                 Use of Proceeds.........................  Use of Proceeds

Item 5.                 Determination of Offering Price.........  Outside Front Cover Page; Price Range of
                                                                  Common Stock

Item 6.                 Dilution................................  Dilution

Item 7.                 Selling Security Holders................  Not Applicable

Item 8.                 Plan of Distribution....................  Plan of Distribution

Item 9.                 Legal Proceedings.......................  Legal Proceedings

Item 10.                Directors, Executive Officers, Promoters
                        and Control Persons.....................  Management

Item 11.                Security Ownership of Certain Beneficial
                        Owners and Management...................  Principal Shareholders

Item 12.                Description of Securities...............  Description of Securities

Item 13.                Interest of Named Experts and Counsel...  Legal Matters; Experts

Item 14.                Disclosure of Commission Position on
                        Indemnification for Securities Act
                        Liabilities.............................  Management

Item 15.                Organization Within Last Five Years.....  Certain Transactions

Item 16.                Description of Business.................  Business

Item 17.                Management's Discussion and Analysis or
                        Plan of Operation.......................  Plan of Operation

Item 18.                Description of Property.................  Description of Property

Item 19.                Certain Relationships and Related
                        Transactions............................  Business, Certain Relationships and
                                                                  Related Transactions

Item 20.                Market for Common Equity and Related
                        Stockholder Matters.....................  Outside Front Cover Page of Prospectus;
                                                                  Risk Factors

Item 21.                Executive Compensation..................  Management

Item 22.                Financial Statements....................  Financial Statements

Item 23.                Changes in and Disagreements with
                        Accountants on Accounting and Financial
                        Disclosure..............................  Not Applicable

                 SUBJECT TO COMPLETION DATED             , 2000
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                        NESS ENERGY INTERNATIONAL, INC.

                        $37,000,000 SUBSCRIPTION AMOUNT

              CONSISTING OF 37,000,000 SHARES OF COMMON STOCK AND

            18,500,000 WARRANTS TO PURCHASE 18,500,000 COMMON SHARES

    This is an offering of 18,500,000 Units, each unit consisting of two shares of Common Stock of Ness Energy International, Inc. and one 18 month Warrant to purchase one share of Common Stock of Ness Energy International, Inc. at a price of $2.50. The Units are being sold by the Company directly and through brokers, but not through an underwriter. Proceeds received from the sale of these Units will he available to the Company as soon as a minimum of 4,000,000 units are sold.

    In addition, 1,940,624 Units are being registered to be used for the acquisition of two affiliated companies, Hesed Energy International, Inc., and Ness of Texas, Inc. (See discussion under "Certain Relationships and Related Transactions".)

    In addition, 9,272,000 unregistered shares will be issued to Hayseed Stephens in exchange for his shares in Hesed Energy International, Inc., and Ness of Texas, Inc. (See discussion under "Certain Relationships and Related Transactions".)

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                                                 PER UNIT               TOTAL
Public Offering Price.....................................         $2.00             $37,000,000
Commission................................................         $.02               $370,000
Legal, Accounting, Printing Costs.........................         $.005              $200,000
Proceeds to Ness Energy International, Inc................         $.975             $36,430,000

    The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol NESS. The closing bid price for the Common Stock on July 14, 2000 as
reported by the OTC Bulletin Board was $         0.90 per share on volume of
108,700 shares. See "Price Range of Common Stock." There are 1791 individuals shareholders of record, in addition to those held by brokers in street name.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    ANDEXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE
                          ARE SPECULATIVE SECURITIES.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Warrants referred to herein. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                  THE COMPANY

    Ness Energy International, Inc. (the "Company") a publicly traded company, formerly known as Kit Karson Corporation, with offices at 4201 1-20 East Service Road, Willow Park, Texas 76087, (817) 341-1477, was formed as a Washington Corporation on March 1, 1979. The original purpose was to engage in a diversified energy business and in 1997, under the direction of new management, sought to expand the initial operational plan to include production of oil and gas on both a domestic and international level. The Company's focus is now to fund the drilling to total depth of a deep test well at the southwest end of the Dead Sea on an oil and gas license known as Hesed, which covers approximately
55.3 square miles.

                                  THE OFFERING

Common Stock Offered for sale by the
  Company............................................  Shares 37,000,000 with Warrants

Common Stock Registered for acquisition of shares of
  affiliated companies...............................  Shares 3,881,248 with Warrants

Unregistered shares to be issued to Hayseed Stephens
  for acquisition of his shares in affiliated
  companies..........................................  Shares 9,272,000 with Warrants

Common Stock to be outstanding after the Offering and
  after the Tender Offer for the affiliated
  companies' shares..................................  Shares 106,808,476

OTC Bulletin Board Symbol............................  NESS

Use of Proceeds......................................  Drill to total depth a well in Israel located at the southwest end of the Dead Sea

    The number of shares of Common Stock outstanding after this Offering is based on the assumption that all of the shares offered by the Company are sold.

                         SUMMARY FINANCIAL INFORMATION

                                                                                        FIRST QTR.
                                                                                        ENDED 3/31
                                           FISCAL YEARS ENDED DECEMBER 31                UNAUDITED
                                -----------------------------------------------------   -----------
                                  1996(1)        1997          1998          1999          2000
                                -----------   -----------   -----------   -----------   -----------
Income Statement Data:
Net revenues..................  $             $     1,934   $    22,301   $    21,208   $     4,382
Operating expense.............           --         4,899     1,519,021     1,912,954       249,036
Other expense.................           --         1,416            --        (6,304)         (117)
                                -----------   -----------   -----------   -----------   -----------
Loss before inc. taxes........  $        --   $    (1,549)  $(1,496,720)  $(1,885,442)  $  (244,537)
Income taxes..................           --            --            --            --            --
Net Loss......................  $        --   $        --   $(1,496,720)  $(1,885,442)  $  (244,537)
Per Share Data Net loss.......  $     (0.00)  $     (0.00)  $     (0.03)  $     (0.04)  $     (0.01)
Weighted average shares
  outstanding.................   35,809,356    35,809,356    49,959,356    52,916,747    54,758,096
                                ===========   ===========   ===========   ===========   ===========

BALANCE SHEET DATA:

                                                               MARCH 31, 2000 (UNAUDITED)
                                                              -----------------------------
                                                                 ACTUAL      AS ADJUSTED(1)
                                                              ------------   --------------
Working Capital.............................................   $  272,016     $37,612,202
Total Assets................................................    2,426,190      40,585,929
Long-term debt..............................................
Shareholders' equity........................................      459,817      38,429,300

------------------------

(1) Reflects the consummation of the offering as if the offering had occurred at March 31, 2000.

                                  RISK FACTORS

    THE PURCHASE OF THE UNITS OFFERED HEREBY IS SUBJECT TO A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF UNITS SHOULD CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE SUBSCRIBING. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN FINANCIAL COUNSEL IN CONNECTION WITH THE POSSIBLE PURCHASE OF UNITS.

MARKET AND PRICING

    There can be no assurance that a market for any oil or gas produced from wells, in which the Company has an interest, will be available or that the prices obtained will be adequate to return the costs of drilling and completing any well. Especially in the case of natural gas, a market may not be immediately available because of the distance from the well to a gas pipeline. Such logistical problems could result in natural gas remaining unsold for an indefinite period of time. Moreover, the price of natural gas and oil is subject to market demands that may cause the price to fall and rise without notice. There also can be no assurance that the prices obtained for such oil and/or gas will not be reduced through governmental control and regulation.

GOVERNMENTAL ACTIONS

    Governmental authorities, may in the future, impose obstacles to the production and sale of oil and gas through laws or regulations. Recent tax and energy legislation has been enacted, the total effect of which is not yet known. Various types of mineral properties have come under attack in certain areas because of their potential impact upon the surrounding environment. Therefore, leases or production in which the Company may have an interest, could be adversely affected by either governmental regulations or private litigation involving such environmental concerns. The Company is not able to predict the outcome of such controls, regulations or laws on its operations.

HIGH DEGREE OF BUSINESS RISK

    Exploration for oil and gas is extremely hazardous and involves a high degree of risk of loss of all, or a portion, of the investment. Historically, the industry ratio of Producing Wells has been low when compared to the total number of wells drilled. In addition, completion of a Producing Well does not assure the recovery of costs expended thereon.

NATURAL HAZARDS AND RISKS

    Natural hazards and risks involved in the drilling of oil and gas wells are great and include unusual or unexpected formations, pressures, and other conditions which are not anticipated.

    The Company may be subject to liability for pollution and other similar damages or may lose portions of its property due to hazards against which the Company cannot insure or against which it may elect not to insure, due to the premium costs involved or for other reasons. Uninsured liabilities to third parties could reduce the funds available for development by the Company, or result in the loss of property owned by the Company.

OPERATIONAL RISKS

    The drilling, completion and operation of oil and gas wells involves a high degree of risk of operations failures, such as blowouts, loss of circulation, collapsed casing, loss of drill bits and drilling pipe, and numerous other mechanical and technical problems which may be encountered. No assurance can be given that, in the event of such problems, the Company will have sufficient funds to find solutions to such problems.

DEPENDENCE UPON MANAGEMENT

    The operations and financial success of the Company are significantly dependent on the managerial personnel of the Company, especially the president, Hayseed Stephens. In the event that the management of the Company becomes unable or unwilling to continue to direct its operations, the Company could be adversely affected.

OFFERING PRICE

    The offering price for the Units was arbitrarily fixed by the Company based upon the Company's current price range. No investment banker or other appraiser was consulted regarding such price and terms. The offering price bears no relationship to the possible future earnings of the Company. The price range of the stock is described in more detail on page 13 under "Price Range of the Shares".

COMPENSATION

    As compensation for services to be rendered to the Company, the Company will receive reimbursement of Legal, Accounting & Printing Costs and Organization Costs ($200,000) whether or not a profit is made by the Company. The enumerated compensation will be paid to the Company without regard to the success of the offering. This offering of common stock, through this Prospectus, will be offered exclusively by the Company and no commissions will be paid to its officers and directors.

INTERNATIONAL OPERATIONS

    It is the intention of the Company to engage operations in Israel. Although the Company has no history of international expertise, the management of the Company has been active in Israel since 1982.

                                USE OF PROCEEDS

    The Company will receive net proceeds of approximately $36,430,000 if all the Units sold at the price listed. There is no assurance that the Company will sell any Common Stock or receive any proceeds. The Common Stock is being sold on a minimum basis of 4,000,000 Units, $8,000,000. After the minimum number of Units has been sold, the Company will use the proceeds as they are received. There is no assurance that the Company will raise enough money from the sale of shares to drill to total depth the proposed Well.

    Depending upon the the number of Units sold, the Company may not receive sufficient funds to achieve all of its business objectives. If the net proceeds of the Offering are insufficient to fund the above purposes, the Company will be required to seek additional financing from third parties. Such additional financing would be more costly to the Company than through the sale of shares offered pursuant to this prospectus. There is no assurance that such additional financing will be available as needed.

    If only the minimum of 4,000,000 Units ($8,000,000) is sold, the Company will use a portion of the proceeds to complete the purchase and refurbishing of the rig and to move it to Israel. Management feels that once this is accomplished the Company will be granted an extension of time to drill and complete the well.

                                                      IF MAXIMUM SOLD            IF MINIMUM SOLD
                                                  ------------------------   -----------------------
                                                    AMOUNT      PERCENTAGE     AMOUNT     PERCENTAGE
                                                  -----------   ----------   ----------   ----------
Purchase of Units...............................  $37,000,000        100%    $8,000,000        100%
                                                  -----------     ------     ----------     ------
Purchase and refurbishing of Rig, and relocation
  to Israel.....................................    4,705,000      12.72      4,705,000      58.81
  Estimated Drilling Cost of Elohim Perazim #1
    Well........................................  $30,392,949      82.14
  Contingency...................................    1,332,051       3.60      3,015,000      37.69
Cost of the Offering:
  Legal, Accounting, Printing...................      200,000      00.54        200,000      02.50
  Commissions...................................      370,000       1.00         80,000       1.00
                                                  -----------     ------     ----------     ------
    Total.......................................  $37,000,000     100.00     $8,000,000     100.00

                                    DILUTION

    As of March 31, 2000, the Company has a net tangible book value per share of $0.0084. Net tangible book value per share represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value after March 31, 2000, other than to give effect to the sale by the Company of 37,000,000 shares of Common Stock offered hereby and 3,881,248 registered shares to be issued to shareholders of affiliated companies and 9,272,000 unregistered shares to be issued to Hayseed Stephens for his shares in the affiliated companies, the pro forma net tangible book value per share at March 31, 2000, would have been $0.3598. This amount represents an immediate increase in net tangible book value of $0.3514 per share to the current shareholders of the Company and an immediate dilution in net tangible book value of $0.6402 per share to new investors purchasing shares in this offering, as illustrated in the following table:

Offering price per share....................................  $  1.00
Net tangible book value per share before the offering.......  $0.0084
Increase in net tangible book value per share attributable
  to new investors(1).......................................  $0.3514
Pro form net tangible book value per share after the
  offering..................................................  $0.3598
Dilution per share to new investors(2)......................  $0.6402
                                                              =======

------------------------

(1) After deduction of the estimated commissions and the other offering expenses to be paid by the Company.

(2) Determined by subtracting the adjusted net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company intends to make an offer to purchase the shares of two privately held "affiliated" companies, Ness of Texas International, Inc. ("Ness of Texas") and Hesed Energy International, Inc. ("Hesed").

    Ness of Texas International, Inc. was organized on December 31, 1997. The Company was formed for the purpose of acquiring and developing oil and gas properties both in the United States and Israel. In January of 1998, the company sold 600,000 shares of stock at a price of $1.00 per share and in so doing relied on certain exemptions from registration under the Securities Act. This coupled with the initial issuance of shares to Hayseed Stephens, the President and CEO of the company, brought the total shares issued and outstanding to 888,000. The Board of Directors subsequently authorized and issued additional 2,952,000 shares to Mr. Stephens and therefore the total number of issued and outstanding shares is 3,840,000. The total number of authorized shares is 200,000,000. Ness of Texas International, Inc. made a deposit of $200,000 (US) to Israel for the purpose of initiating the process of acquiring a lease in the Dead Sea.

    Hesed Energy International, Inc. ("Hesed") is also an affiliate of Ness Energy International, Inc. formerly Kit Karson Corporation. The Company was organized in October of 1993. On August 15, 1997, Hesed sold 696,000 shares of common stock for $1.00 per share. On April 30, 1998, Hesed offered certain "units" of common stock and warrants which, in the aggregate, consisted of 2,168,000 common shares and 720,000 warrants with each unit consisting of 27,100 shares valued at $1.85 per share and 9,000 warrants exercisable at $2.50 per share within 18 months. Hesed Energy International, Inc., ("Hesed"), was originally named Ness Energy International, Inc., but that name was changed to Hesed Energy International, Inc. by Articles of Amendments, which was filed on August 10, 1999. Those Articles also show that as of August 6, 1999, Hesed had 7,550,794 shares of common stock outstanding and has some 72 shareholders. On February 9, 1999, Hesed announced that it had acquired the "Hesed License" covering 55.3 square miles in an area at the Southwest end of the Dead Sea. It also announced that the Elohim Perazim well had been staked. This license is subject to a 1/8th royalty interest to the government of Israel. In addition, a 1/8th carried W.I. after payout, to I.O.C. (lessee) I.O.C. has an option to increase their W.I. another 20%. This 20% W.I. shall be subject to the Authorization for Expenditures 30 days prior to the commencement of operations. The financial statements of Hesed indicate an investment in the lease of $65,000 and a receivable from Kit Karson Corporation (now Ness Energy
International, Inc.) of $716,272 at March 31, 2000.

    Under the terms of the Tender Offer (See Exhibit 2.1) Ness Energy International will offer to the shareholders of Ness of Texas units consisting of two shares of common stock and one warrant to purchase an additional share of common stock. The share price under the terms of the warrant is $2.50 and the warrant is exercisable for a period of 18 months. There are 3,840,000 common shares of Ness of Texas outstanding of which 3,072,000 are owned by Hayseed Stephens. Any shares received by Mr. Stephens under the terms of the Tender Offer will be restricted shares as that term is defined under Rule 144.

    Under the terms of the Tender Offer (See Exhibit 2.1) Ness Energy International will offer to the shareholders of Hesed Energy International inc. Units consisting of two shares of common stock and one warrant to purchase an additional share of common stock. The share price under the terms of the warrant is $2.50 and the warrant is exercisable for a period of 18 months. There are currently 8,440,031 common shares of Hesed Energy International Inc. outstanding of which 6,200,000 are owned by Hayseed Stephens. Any shares received in exchange by Mr. Stephens under the terms of the Tender Offer will be restricted shares as that term defined under Rule 144.

    Rule 144 provides, in general, that any person (or any persons whose shares are aggregated) including persons deemed to be affiliates, whose undrestricted securities have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's trnasactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 2000 (Unaudited), as further adjusted to give effect to the sale of the Common Stock offered hereby and the Tender Offer. See the Financial Statements.

                                                              MARCH 31, 2000
                                                              --------------
Shareholders' equity:
  Common Stock, no par value, 200,000,000 shares authorized,
    55,650,228 shares issued and outstanding................   $ 7,121,344
  Common stock to be sold, net of expenses..................    36,430,000
  Retained deficit..........................................    (6,256,931)
  Deferred Consulting.......................................      (279,596)
  Accum. other comprehensive income.........................      (125,000)
  Total Ness shareholders' equity...........................   $36,889,817
                                                               -----------
  Hessed Shareholder's equity...............................       899,931
  Ness of Texas Shareholder's equity........................       639,552
                                                               -----------
Pro-forma Shareholder's equity..............................   $38,429,300
                                                               ===========

                            SELECTED FINANCIAL DATA

    The statement of income date set forth below with respect to the year ended December 31, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this prospectus. The data presented below are qualified by reference to the audited Financial Statement included elsewhere in this prospectus and should be read in conjunction with such financial statements and related notes thereto.

                                                                                  FIRST QTR.    FIRST QTR.
                                                                                  ENDED 3/31    ENDED 3/31
                                     FISCAL YEARS ENDED DECEMBER 31                UNAUDITED     UNAUDITED
                          -----------------------------------------------------   -----------   -----------
                            1996(1)        1997          1998          1999          1999          2000
                          -----------   -----------   -----------   -----------   -----------   -----------
Income Statement Data:
Net revenues............           --   $     1,934   $    22,301   $    21,208   $     5,124   $     4,382
Operating expense.......           --         4,899     1,519,021     1,912,954        26,308       249,036
Other expense...........           --         1,416            --        (6,304)           --          (117)
                          -----------   -----------   -----------   -----------   -----------   -----------
Loss before inc.
  taxes.................  $        --   $    (1,549)  $(1,496,720)  $(1,885,442)  $   (21,184)     (244,537)
Income taxes............           --            --            --            --            --            --
Net Loss................  $        --   $        --   $(1,496,720)  $(1,885,442)  $    21.184)  $  (244,537)
Per Share Data Net
  loss..................  $     (0.00)  $     (0.00)  $     (0.03)  $     (0.04)  $     (0.00)  $     (0.01)
Weighted average shares
  outstanding...........   35,809,356    35,809,356    49,959,356    52,916,747    50,155,078    54,758,096
                          ===========   ===========   ===========   ===========   ===========   ===========

                                                                                                  FIRST QTR.
                                                       FISCAL YEARS ENDED DECEMBER 31             ENDED 3/31
                                              -------------------------------------------------   ----------
                                               1996(1)       1997         1998          1999         2000
                                              ----------   ---------   -----------   ----------   ----------
Balance Sheet Data:
Working Capital.............................  $                  --    $(1,491,112)  $ (438,117)  $  272,016
Total Assets................................         --          --         27,044    1,831,384    2,426,190
Long-term debt..............................         --          --             --           --           --
Shareholders' equity........................         --          --     (1,468,420)    (250,425)     459,817

------------------------

(1) The Company was inactive during 1996.

    The Company's revenues for 1999 were derived solely from the gas wells on the Greenwood Gas Field in which the Company holds a 25% working interest. Gross
revenues from this interest for 1998 were $22,301 and $         21,208 for 1999.
The Company's gross revenues for the previous two years were solely derived from one gas well located in Beaver County, Oklahoma in which the Company owns a 4.6125% working interest. The Company's interest in this well generated $1,934 in 1997 and $1,671 in 1996.

    In May 1999 the Company acquired a 4% working interest in the Cross "L" and Susan Peak Leases in Schleicher and Sutton counties Texas. These leases have multi-pay potential. In June 1999 the Company acquired approximately 2,081 acres adjoining the proven Greenwood Gas Field in Parker County, Texas. In
September 1999 the Company acquired the Metzada License from the State of Israel. The Company has 87.5% interest and the State has 12.5% interest. This License is contiguous to the northern border of the Hesed License, extends northward along the Dead Sea and contains 91,125 acres. This license contains various requirements beginning with the presentation of Geophysical Maps by August 15, 2000 continuing to a well spud date by October 1, 2001. Hesed has an agreement with the Company whereby the Company will have the opportunity to acquire 45% of Heseds' interest in the Hesed License.

    The balance sheet as of March 31, 1999 and the statements of operations for the three month periods ended March 31, 1999 and March 31, 2000 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of March 31, 2000 and the results of operations for the three months periods ended March 31, 1999 and March 31, 2000.

    Operating revenues for the three month period ended March 31, 2000 were $4,382, a 14% decrease from 1999, with an operating loss of $244,654. The 14% decrease in revenues over 1999 is attributed to a slight reduction in gas production. Costs and expenses for the three month period ended March 31, 2000 increased by $2,328 or 55% to $6,527 as compared to $4,199 for the corresponding period ended March 31, 1999. This was primarily due to increased lease operating costs and higher equipment depreciation expense. General and Administrative Costs in 2000 increased by 1007% to $242,509 as compared to $22,109 for the same three month period in 1999 due primarily to costs associated with the Israeli project. The Company had a net loss for the three month period ended March 31, 2000 of $244,537 compared to net loss of $21,184 for the same period in 1999, representing ($.01) and ($.00) per share, respectively.

                                    BUSINESS

    During the period from March 1, 1979 to March 31, 1981, the Company conducted no substantial business, received no material income and had no material assets or liabilities. On March 31, 1981, a new management group took control and moved the office from Spokane, Washington to Wichita, Kansas. This new management group conducted the Company's operations in two primary segments: oil and gas and real estate. The Company's activities from March 31, 1981, through December 31, 1984, were limited due to availability of funds. However, the Company did enter into a purchase agreement for an office building in Wichita, Kansas and several oil and gas projects, plus made a few stock acquisitions during this period of time. Unfortunately, the investments did not sustain the Company and the solicitation of additional working capital became more difficult, causing the Company to become inactive.

    The principle business of the company is the exploration for and development of oil and natural gas and in particular the exploration for oil on the Hesed license area and the drilling of the Elohim Perazim #1 deep test well. During the years 1985-1987, the Company was seeking working capital to continue its operations but because of a downturn in the oil and gas industry in the period from 1986-1987, project funding became more and more difficult. The lack of working capital let the Company become dormant. During the years, several opportunities were presented to revive the Company but were perceived by management as not favorable to the Company's interest or did not close due to an inability of the interested parties to do so.

    On December 22, 1997, a change of control occurred and new officers and directors were appointed. Since that time, the Company President, Hayseed Stephens, has principally conducted the business of the Company.

    The Company has not been involved in any bankruptcy, receivership, or similar proceeding and underwent no material reclassification, merger, or consolidation during the dormant years from January 1, 1985, through September 30, 1997. However, on October 8, 1997, an agreement was made to revive the Company by issuing 14,150,000 shares of stock to Harold (Hayseed) Stephens for certain oil and gas properties located in Parker County, Texas. On
December 22, 1997, Mr. Stephens became President of the Company and the oil and gas interests were assigned by the former board of directors to the Company for 14,150,000 restricted common shares.

                            DESCRIPTION OF PROPERTY

    On December 31, 1996 the Company owned a 4.6125% working interest in a gas well in Beaver County, Oklahoma. Redstone Oil & Gas Company of Dallas, Texas operate the well, Benjegerdes #1. Revenues from this working interest for 1995 were $1,418 less operating expenses of $574 for a net income of $844 before taxes. In 1996 the revenues were $1,696 with operating expenses of $600, leaving a net income of $1,096 before taxes and in 1997 the revenues were $1,934 with operating expenses of $609, leaving a net income of $1,325 before taxes.

    Change of control of the Company from Art Sykes to Hayseed Stephens was on December 22, 1997. At the time of change of control it was mutually agreed between these two parties that Art Sykes would receive the above mentioned asset as compensation for taking care of the Company during the dormant years and that Hayseed Stephens would vend in an oil and gas asset for 14,150,000 shares of stock. The following is a description of the oil and gas asset (Greenwood Gas Field) located in Parker County, Texas.

    The Company acquired a 25% working interest on December 22, 1997 (effective date of January 1, 1998) in the Greenwood Gas Field located in Parker County, Texas. The Greenwood Gas Field is a developmental, multipay, Strawn Sand Field, located about 35 miles due west of Fort Worth. This 1100 acre field in the Fort Worth basin is in its early state of development, although there has been prolific production on it, and around it, since the 1960's. These particular leases were drilled initially to find production in the conglomerates. This proved unsuccessful, but a 2,800 foot Strawn Sand was discovered to be very successful in two wells on Greenwood leases. One well produced 310,000 MCFG, while the other one produced 244,000 MCFG in six years and in 1972 they were both plugged while still producing, due to low gas prices.

    The Greenwood Field was reactivated in 1984 to produce the left over gas from the 2,800-foot sand while gas prices were high. Then it was discovered that other shallower Strawn Sands also were very commercially productive. These wells are drilled on 40 to 80 acre spacing and each producing well, in this field, averages between 300,000 MCFG to 1BCF, only drilling to a depth of 3,000 feet. The known productive zones are located at 2,800 feet, 2,100 feet and 1,850 feet on the leases within the Greenwood Gas Field. Other potentially productive zones are also known in the area ranging from 500 feet to 1,600 feet.

    There are currently 5 gas wells on the leases in which the Company owns a 25% working interest. Gas sales from these wells for the Company's working interest was $21,208 for 1999. Lease operating expenses, production taxes and compression expenses totaled $13,533 leaving a profit from this lease of $7,675.

    A reserve report and equipment evaluation was prepared on the Greenwood leases as of December 31, 1999. The reserve report reflects a fair market value of $29,643, a present value of $61,378 and the equipment is valued at $22,058 for the 25% working interest owned by the Company as of December 31, 1999.

    In the Spring of 1998, Hesed Energy International, Inc. ("Hesed") an affiliate of the Company, which at that time was known as Ness Energy International, Inc., entered into a contract with the Israel Oil Company. Pursuant to this, Hesed was entitled to acquire, subject to regulatory approvals in Israel, drilling rights in part of the Dead Sea area in Israel. This was, subsequently, designated as the "Hesed License." In early fall, 1998, the necessary regulatory approvals in Israel were granted. While the Hesed License itself was granted to I.O.C., the Petroleum Commissioner specifically approved I.O.C.'s assignment of the rights in over 95% of the license area to Hesed. Pursuant to its agreement with Hesed, I.O.C. retained a 12 1/2% back-in-after-pay-out working interest in the first well to be drilled by Hesed in the area of the Hesed License. The Israeli regulatory authority set an April 1, 2000 deadline for "spudding-in" a well within the Hesed License area. That date has since been extended to September 10, 2000 so additional funding arrangements can be put in place to allow the Company to acquire 45% of the working interest in the Hesed License and pay for the Company's pro rata share of drilling the Elohim Perazim #1 deep test. The estimated total cost of the Israel project, including the drilling rig, is approximately $35,000,000.

    On October 14, 1999, the Company entered into a contract to purchase a drilling rig to be used in the drilling project in Israel. The contract called for a total purchase price of $2,450,000 with payments of $500,000 to be made on each of November 18, 1999 and December 3, 1999, and the balance due January 15, 2000. Title of the rig is to pass upon completion of the contract. Payments of $240,000 and

$500,000 were made in October and November, respectively, but the balance due has not been paid. In addition, two $42,000 payments were made to extend the time available to enter into the purchase contract.

    In addition, the Company entered into a contract on September 23, 1999, that provided for the refurbishment and mobilization of the above rig for $2,200,000. The funds were to be put into escrow upon the purchase of the rig. Escrow is to be distributed as work is completed on the refurbishment and mobilization. As of December 31, 1999, the Company had paid $405,000 toward the refurbishment.

    Management is currently negotiating the completion of the contract and believes that the purchase will be completed. Accordingly, the amounts paid on the contract have been included as deposits on equipment in the accompanying financial statements. The Company has received a notice of default from the seller of the rig. The Company has rejected this notice since: (1) the terms of the purchase were changed by the parties at the time of the initial payment under the rig purchase agreement; (2) there is no provision for default in the agreement; and (3) any disputes arising under the contract are to be settled by arbitration and no request for arbitration has been requested by either party. Nevertheless, in addition to including the deposits on the financial statements, the Company has reflected an accrued contingency in the accompanying financial statements due to the uncertainty surrounding the purchase of the rig. The corresponding expense is reflected in the expenses related to the Israeli project.

                               PLAN OF OPERATION

    Since 1982, Stephens, an oil man that preaches & pastors The Living Way Church at Willow Park, Texas has, through a combination of traditional geology and biblical prophecy, reached the conclusion that a major deposit of oil and gas lies at the southwest corner of the Dead Sea in Israel. The Company has an agreement to fund the necessary funds for the drilling and completion of a deep test on the Hesed License issued to Hesed Energy International, Inc.

    The Hesed License covers approximately 55.3 square miles at the southwest end of the Dead Sea. A well, Elohim Perazim #1, is planned to be drilled past 20,000 feet deep. The estimated total cost of drilling this well is $30,392,949.

    The Hesed License, also known as the Company's Israel Project, is located at the southwest end of the Dead Sea. The Dead Sea has generated hydrocarbons and contains trapping mechanisms to rank the potential fields discovered as super-giants, based on current and available literature. Even though Israel contains much of the same type of hydrocarbon formations as the remainder of the productive Middle Eastern countries, geo-politics has played a major role in the non-development of oil resources in Israel. Since 1953, the exploration program has been in four erratic phases. To date, only twenty-two wells have been drilled in this region. Of these twenty-two wells, only seven are considered to be geologically viable and of the seven, only two are considered to be significant, valid tests of geological premise. In the last ten years, more seismic, magnetic and gravity surveys have been run. This new data has added significantly to the knowledge base. We, Ness, have total access to all the information, along with the Company's own geology and geophysical work. The results of these data indicate that this rift basin is similar to the North Sea and, therefore, should be drilled in a similar fashion. In the North Sea experience, no significant hydrocarbons were detected until wells were drilled sub-salt in the rift. In comparison with the North Sea, the peripheral shows, and satellite wells of the Dead Sea graben, have been located. Next to be discovered is the super giants that feed them.

    Oil from seeps, collected asphalt on land, and shows in various well bores, were tested geochemically during the 1980's. The results of this testing demonstrated that all the oils were from one source. The source was traced back to the Senonian Formation (Cretaceous). In the region of the deep graben, the source beds are estimated to be in excess of 150 meters thick. According to the Israelis, this source bed is some 30 times richer than a comparable source bed of the North Sea. Given these data, the entire Dead Sea region would have the potential to generate from 1.7 billion barrels of oil to a maximum of
43.0 billion barrels. The minimum number represents a hypothetical yield from a low-grade source rock from the

North Sea and the maximum number represents the Israeli number. For the record, the Israelis lowered this maximum to 18 billion barrels in their reports.

    The shallow gas fields, rimming the Dead Sea graben, show that hydrocarbons are generated and trapped in the sediments of the deep graben. Analysis of the produced gas suggests that the 90.5 billion cubic feet of gas is generated by the thermal cracking of crude oil. As in the case of the North Sea, wells drilled sub-salt in the Dead Sea Rift Valley will be the wells that discover the giant and super-giant fields of this region.

    Hayseed believes that, supernaturally, God spoke to him in 1982 and He said, "The Greatest Oil Field in the World is located at the Southwest End of the Dead Sea". Now, 17 years later through the Bible and historical accounts by Deidor, Strabo, Josepheus and geological works by Israel and Ness, the spoken words were confirmed. Around 2,000 years ago, in the time of Deidor, Strabo & Josepheus, the Dead Sea was still producing natural gas, to the extent that, at times, the entire Dead Sea (12 miles wide by 40 miles long of the heaviest water on earth) would become convex and take on the appearance of a large hill. Immediately afterwards, large quantities of oil were released from the deep, beneath the deepest deep and, as it reached the surface of the Dead Sea, it had coagulated into a solid mass. From the shore, it appeared to be giant islands in the middle of the Sea (see picture shown on next page). Then, the local residents would harvest this oil and continue to profit greatly, as they traded and bartered at the nearby town of Jericho. Hayseed believes this first well, Elohim Perazim #1, will deliver, or certainly birth the deliverance of, Israel from economic bondage. All this, with much more, Hayseed believes has been revealed to him and now confirmed by Bible historians and all forms of geology.

                               LEGAL PROCEEDINGS

    During 1999, the Company settled two lawsuits filed in 1998 through the issuance of unrestricted stock. In January 2000, the Company was served with a lawsuit demanding that the Company pay to the Plaintiff 500,000 shares of the companys common stock. The suit is filed in the United States District Court for the District of Kansas, bearing civil action number 00-1018-JTM. The Plaintiff was not a shareholder at the time present management took control of Ness Energy International, Inc. (then Kit Karson Corporation) on December 22, 1997, and had not been a stockholder since November of 1985. Management believes that the Plaintiff has no standing to bring this legal action and that the demand is totally without merit.

                           PRICE RANGE OF THE SHARES

    The shares are traded in the Over-the-Counter market and quoted in the NASDAQ system under the symbol "NESS" on the Electronic Bulletin Board. The range of high and low bid quotations for each quarter during the current fiscal year, as quoted in the NASDAQ System, is set out in the table that follows. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

YEAR ENDED DECEMBER 31, 1998                                    HIGH       LOW
----------------------------                                  --------   --------
First Quarter...............................................   $0.63      $0.04
Second Quarter..............................................   $0.68      $0.17
Third Quarter...............................................   $0.52      $0.25
Fourth Quarter..............................................   $0.36      $0.20

YEAR ENDING DECEMBER 31, 1999                                   HIGH       LOW
-----------------------------                                 --------   --------
First Quarter...............................................   $0.52      $0.20
Second Quarter..............................................   $0.51      $0.36
Third Quarter...............................................   $4.87      $0.42
Fourth Quarter..............................................   $2.13      $1.01

YEAR ENDING DECEMBER 31, 2000                                   HIGH       LOW
-----------------------------                                 --------   --------
First Quarter...............................................   $1.63      $1.03
Second Quarter..............................................   $1.13      $0.63

    The closing price of the shares on June 30, 2000, as quoted in the NASDAQ System for the Electronic Bulletin Board, was $0.8125 per share with a volume of 60,100 shares traded.

                                   MANAGEMENT

    The directors and executive officers of the Company are as follows:

NAME                                                AGE              POSITION            IN OFFICE SINCE
----                                              --------   -------------------------   ---------------
Harold "Hayseed" Stephens(1)                         61      President, CEO & Director        1997
Mary Gene Stephens(1)                                60      Secretary & Treasurer            1997
Mark Bassham                                         39      Director                         2000
Richard Nash                                         55      Director                         1999
Bob Lee                                              58      Chief Financial Officer          1999

------------------------

(1) Harold "Hayseed" Stephens and Mary Gene Stephens are husband and wife. There are no other family relationships between the directors and officers.

    HAROLD "HAYSEED" STEPHENS, President & Director, graduated from Hardin Simmons University in 1961 with a BS degree. Mr. Stephens founded Hayseed Stephens Oil & Gas Inc. in 1983 for domestic oil and gas operations primarily in Texas and Oklahoma. He also founded Ness Energy International for international operations focusing on Israel for oil and gas concessions. In 1984 - 1985 Stephens partnered with three Israeli companies in a 50 million dollar drilling consortium that leased 400,000 acres.

    MARY GENE STEPHENS, Secretary & Treasurer, has been involved in office administration and day to day bookkeeping and correspondence for Hayseed Stephens Oil & Gas Inc. and Ness International Energy Inc. for the past
15 years. Mrs. Stephens has also been involved in preparing drilling proposals and joint interest billing and income distribution.

    RICHARD W. NASH, Director, received his B. S. degree in 1970 from East Texas State University. He received his Masters of Education degree from East Texas State University in 1971. In 1980, he received his Doctor of Education degree from Texas A&M (Commerce, Texas branch). Dr. Nash has pastored Victory Temple Church in Enloe, Texas since 1988. Victory Temple is associated with The Living Way Ministries, Willow Park, Texas. During the past five years, Dr. Nash, who is retired, has assisted Mr. Hayseed Stephens in his ministry in South Africa, as well as in Israel. He has made one trip to South Africa and four trips to Israel. The first of which was in 1990 when he accompanied Mr. Stephens and three other oilmen to meet with the Israeli government. From 1980 to 1994, Dr. Nash was Assistant Superintendent of Prairiland ISD until he retired.

    MARK L. BASSHAM, Director, is a veteran Texas Peace Officer of eighteen years and a minister of the gospel. He holds the distinction of being the youngest person ever to be elected to the position of County Sheriff, where he served until 1990, before being commissioned by the Texas Department of Public Safety as a Special Texas Ranger. Bassham joined the Texas and Southwestern Cattle Raisers' Association as an Investigator. Assigned to a twelve county District in Northeast Texas, he investigates all types of agricultural crimes. As Associate Pastor at Victory Temple Church in Enloe, Texas he heads the Church's cattle project with Canaan Land Restoration of Israel, Inc. The project will aid the State of Israel in establishing a beef cattle industry in the Holy Land.

    BOB LEE, Chief Financial Officer, received his Bachelor of Science Degree in Accounting from Northwestern Louisiana State University in 1965. Mr. Lee has thirty-five years experience in various segments of the oil industry. He began his career at Tenneco, Inc., later joining Amerada Hess Corporation. He served as accounting manager and controller for the past eighteen years with Pride Companies in Abilene, Texas.

EXECUTIVE COMPENSATION

    No compensation was paid during the year ended December 31, 1996. No compensation was paid in 1997 other than the assignment of the working interest in the gas well in Beaver County, Oklahoma and

87,400 shares of Black Giant Oil Company to Arthur Sykes, Jr. for maintaining the Company during the dormant years. The amount of this compensation is calculated to be $4,622.

    The following table shows the annual compensation paid to the officers of Ness Energy International, Inc. in 1999.

NAME AND PRINCIPAL POSITION                                    SALARY
---------------------------                                   --------
Hayseed Stephens, President & CEO...........................  $62,500
Mary Gene Stephens, Secretary/Treasurer.....................   18,000
Bob Lee, CFO and Controller.................................    7,900

    All compensation and other arrangements between the Company and its officers and directors are to be approved by a Compensation Committee of the Board of Directors, a majority of whom are to have no affiliation or relationship with the Company other than as directors.

    Compensation of Directors: Directors are not compensated for attendance at meetings of the Board, although certain travel expenses relating to attending meetings are reimbursed.

BOARD OF DIRECTORS

    Each of the Company's directors has been elected to serve until the next annual meeting of shareholders. The Company's executive officers are appointed annually by the Company's directors. Each of the Company's directors continues to serve until his or her successor has been designated and qualified. Directors currently receive no fees.

PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

    The Company's By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (stockholder derivative actions). The provisions do not provide indemnification for liability in proceedings arising out of personal benefit improperly received or where a person is found liable to the Company.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that such indemnification, in the opinion of the Securities and Exchange Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 2000, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) by all executive officers and directors of the Company as a group. See "Description of Securities". Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.

                                                      BEFORE THE OFFERING       AFTER THE OFFERING
                                                    -----------------------   -----------------------
NAME AND ADDRESS                                     NUMBER OF     PERCENT     NUMBER OF     PERCENT
OF BENEFICIAL OWNER                                 SHARES OWNED   OF CLASS   SHARES OWNED   OF CLASS
-------------------                                 ------------   --------   ------------   --------
Hayseed Stephens .................................   27,235,780      48.1%     36,507,780      34.2%
  4201 East I-20 Service Rd.
  Willow Park, TX 76087

Cede & Co. .......................................   16,956,533      29.9%     16,956,533      15.9%
  55 Water Street, 50(th) Floor
  New York, NY 10041

All directors and officers as a group (4             27,240,780      48.1%     36,592,780      34.3%
  persons)........................................

    Of the outstanding shares, 33,618,025 are Restricted, and 23,037,203 are free-trading shares.

                           DESCRIPTION OF SECURITIES

CAPITAL STOCK

    The Company's authorized capital stock consists of 10,000,000 shares of Preferred Stock, par value $0.10 per share, none of which is issued and outstanding, and 200,000,000 shares of Common Stock, no par value. As of March 31, 2000, 55,650,228 shares of Common Stock are outstanding.

PREFERRED STOCK

    The Board of Directors of the Company is authorized to issue, without further stockholder approval, up to 10,000,000 shares of Preferred Stock from time to time and to fix such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, conversion and other rights, preferences, qualifications, limitations or restrictions thereon..

COMMON STOCK

    There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.

    Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 48.1% of the outstanding Common Stock of the Company. Shareholders." Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

    The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock.

WARRANTS

    For each Unit purchased through this Offering, the investor will receive two shares of common stock and one Warrant to purchase one share of common stock. The warrant will be subject to a Warrant Agreement between the Company and Fidelity Transfer Company, Inc., the Warrant Agent.

    Each Warrant shall, when countersigned by the Warrant Agent, entitle the bearer thereof, subject to the provisions thereof and of the Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $2.50 per share, subject to the adjustments provided in
Article III thereof. The term Warrant Price as used in the Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

    Warrants may be exercised only on or before a date, which is eighteen
(18) months after the date of the Warrants (the expiration date). Each Warrant not exercised on or before the expiration date shall become void, and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease at the close of business on the expiration date.

    A Warrant, when countersigned by the Warrant Agent, may be exercised by surrendering it, at the corporate trust office of the Warrant Agent, or at the office of its successor as Warrant Agent, in Salt Lake City, in the State of Utah, with the subscription form set forth in the Warrant duly executed, and by paying in full, in lawful money of the United States, the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any applicable taxes.

    As soon as practicable after the exercise of any Warrant, the Company shall issue to or upon the order of the bearer of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, and if such Warrant shall not have been exercised in full (except with respect to a remaining fraction of a share), a new countersigned Warrant for the number of shares (including fractional shares) as to which such Warrant shall not have been exercised.

    The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrant holders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

    The Company has agreed to "piggy-back" registration rights for the securities underlying the Warrants at the Company's expense during the eighteen months following the issuance of the Warrants. In addition, at any time commencing 90 days after the issuance of the warrants, the Company has agreed to register the securities underlying the Warrants at the Company's expense upon notice from the holders.

                              PLAN OF DISTRIBUTION

    This Offering is a "best efforts" offering, and will not be underwritten nor will any underwriter be engaged for the marketing, distribution or sale of any shares registered in this prospectus. Sales may be made to purchasers directly by the Company or, alternatively, the Company may offer the shares through dealers, broker, finders or agents, who may receive compensation in the form of commissions. Any dealers, brokers, finders or agents that participate in the distribution of shares may be deemed to be underwriters and any profits on the sale of the shares by them and any discounts or commissions received by such dealers, brokers, finders or agents may be deemed to be underwriting discounts and commissions under the Act.

    To the extent required at the time a particular offer of the shares is made, a supplement to this Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of the any underwriters, or dealers, the purchase price paid by any underwriter for the shares purchased, and any discounts, commissions or concessions allowed or re allowed to dealers including the proposed selling price to the public.

    To comply with the securities laws of certain jurisdictions, as applicable, the Common Stock may be offered and sold only through registered or licensed brokers or dealers. In addition, the Common Stock may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or other wise.

                          TRANSFER AGENT AND REGISTRAR

    Fidelity Transfer Co., 1800 S. West Temple, #301, Box 53, Salt Lake City, Utah 84115 is the transfer agent and registrar for the Common Stock of the Company.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Daniels, McGowan & Associates, St. Louis, Missouri.

                                    EXPERTS

    The financial statements for the periods ended December 31, 1998 and 1999 included herein have been audited by Weaver and Tidwell, L.L.P., Certified Public Accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company is a reporting company under the Securities Exchange Act of 1934, as amended. The Company has filed with the Washington, D.C. Office of the Securities and Exchange Commission (the Commission") a Registration Statement on Form SB-2 under the Act with respect to the Common Stock offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the Washington office of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material may be obtained at prescribed rates from the Commission's Public Reference Room at the same address. You may obtain information on the operations of the of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Further, the SEC maintains an Internet Site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
NESS ENERGY INTERNATIONAL, INC. AUDITED FINANCIAL STATEMENTS

Report of Weaver and Tidwell, L.L.P., Independent Certified
  Public Accountants........................................     F-2

Balance Sheets as of December 31, 1999, and 1998............     F-3

Statements of Operations for the years ended December 31,
  1999, and 1998............................................     F-5

Statement of Changes in Stockholders' Equity for the years
  ended December 31, 1999, and
  1998......................................................     F-6

Statements of Cash Flows for the years ended December 31,
  1999, and 1998............................................     F-7

Notes to consolidated Financial Statements..................     F-9

INTERIM FINANCIAL REPORTING

Balance Sheets, March 31, 1999 (Unaudited) and December 31,
  1998......................................................    F-17

Statements of Operations and Comprehensive
  Income(Unaudited), For the Three Months Ended March 31,
  1999 and 1998.............................................    F-18

Statements of Cash Flows (Unaudited), For the Three Months
  Ended March 31, 1999 and 1998.............................    F-19

Notes to Financial Statements (Unaudited)...................    F-20

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
Ness Energy International, Inc. (formerly Kit Karson Corporation)
Willow Park, Texas

    We have audited the accompanying balance sheets of Ness Energy International, Inc. (formerly Kit Karson Corporation) (a development stage company) (the Company) as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended and cumulative amounts since reentering development stage on January 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ness Energy
International, Inc. (formerly Kit Karson Corporation) (a development stage company) at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended and cumulative amounts since reentering development stage on January 1, 1998, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in its development stage and has insignificant operating revenue. In addition, the Company has limited capital resources and has initiated a new phase of activity, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
March 23, 2000, except as to Note 5 for which the date is May 11, 2000

                        NESS ENERGY INTERNATIONAL, INC.
                       (FORMERLY KIT KARSON CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                 1999        1998
                                                              ----------   --------
                                      ASSETS

CURRENT ASSETS
  Cash......................................................  $  414,692   $ 4,352
                                                              ----------   -------
    Total current assets....................................     414,692     4,352

OIL AND GAS PROPERTIES
  Oil and gas properties, unproved..........................     114,386        --
  Oil and gas properties, proved............................      28,300    28,300
                                                              ----------   -------
                                                                 142,686    28,300
  Less accumulated depreciation and depletion...............      10,911     5,608
                                                              ----------   -------
    Total oil and gas properties............................     131,775    22,692

OTHER ASSETS
  Automotive equipment, net of accumulated depreciation of
    $5,083..................................................      55,917        --
  Deposits on equipment.....................................   1,229,000        --
                                                              ----------   -------
                                                               1,284,917        --
                                                              ----------   -------
TOTAL ASSETS................................................  $1,831,384   $27,044
                                                              ==========   =======

                        NESS ENERGY INTERNATIONAL, INC.
                       (FORMERLY KIT KARSON CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   -----------
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
  Accounts payable and accrued expenses.....................  $   123,171   $ 1,392,900
                                                              -----------   -----------
  Accounts payable--related party...........................      729,638       102,564
                                                              -----------   -----------
    Total current liabilities...............................      852,809     1,495,464

  ACCRUED CONTINGENCY.......................................    1,229,000            --

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $0.10 par value 10,000,000 shares
    authorized, none issued.................................           --            --
  Common stock, no par value, 200,000,000 shares authorized, shares issued and outstanding 1999 54,634,740; 1998
    49,959,356..............................................    5,790,720     2,658,533
  Retained deficit prior to reentering development stage
    January 1, 1998.........................................   (2,630,233)   (2,630,233)
  Deficit accumulated since reentering development stage
    January 1, 1998.........................................   (3,382,162)   (1,496,720)
  Deferred consulting.......................................      (28,750)           --
                                                              -----------   -----------
    Total stockholders' equity (deficit)....................     (250,425)   (1,468,420)
                                                              -----------   -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........  $ 1,831,384   $    27,044
                                                              ===========   ===========

                        NESS ENERGY INTERNATIONAL, INC.
                       (FORMERLY KIT KARSON CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                     CUMULATIVE
                                                                                    AMOUNTS SINCE
                                                                                     REENTERING
                                                                                  DEVELOPMENT STAGE
                                                         1999          1998        JANUARY 1, 1998
                                                      -----------   -----------   -----------------
REVENUES
  Oil and gas revenues..............................  $    21,208   $    22,301      $    43,509

EXPENSES
  Lease operating expenses..........................        8,177         5,585           13,762
  Production taxes..................................        1,584         1,594            3,178
  Compression expenses..............................        3,772         3,281            7,053
  Depreciation, depletion and amortization..........       10,386         5,608           15,994
  Litigation settlement.............................           --     1,392,900        1,392,900
  General and administrative expenses...............      322,331       110,053          432,384
  Expenses related to Israeli project...............    1,566,704            --        1,566,704
                                                      -----------   -----------      -----------
    Total operating expenses........................    1,912,954     1,519,021        3,431,975
                                                      -----------   -----------      -----------
    Operating loss..................................   (1,891,746)   (1,496,720)      (3,388,466)

OTHER INCOME
  Interest income...................................        6,304            --            6,304
                                                      -----------   -----------      -----------
    Loss before income taxes........................   (1,885,442)   (1,496,720)      (3,382,162)

INCOME TAXES........................................           --            --               --
                                                      -----------   -----------      -----------
NET LOSS............................................  $(1,885,442)  $(1,496,720)     $(3,382,162)
                                                      ===========   ===========      ===========
Net loss per weighted average share.................  $     (0.04)  $     (0.03)     $     (0.07)
                                                      ===========   ===========      ===========
Weighted average shares outstanding.................   52,916,747    49,959,356       50,967,453
                                                      ===========   ===========      ===========

                        NESS ENERGY INTERNATIONAL, INC.
                       (FORMERLY KIT KARSON CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                           ACCUMULATED   ACCUMULATED
                                                             DEFICIT       DEFICIT
                                                            PRIOR TO        SINCE
                                                           REENTERING    REENTERING
                                                           DEVELOPMENT   DEVELOPMENT
                                      COMMON STOCK            STAGE         STAGE
                                ------------------------   JANUARY 1,    JANUARY 1,     DEFERRED
                                  SHARES        AMOUNT        1998          1998       CONSULTING
                                -----------   ----------   -----------   -----------   -----------
BALANCE,
  January 1, 1997.............  35,809,356    $2,630,233   $(2,628,684)  $        --    $     --
    Net loss..................          --            --        (1,549)           --          --
                                ----------    ----------   -----------   -----------    --------
BALANCE,
  December 31, 1997...........  35,809,356     2,630,233    (2,630,233)           --          --
    Issuance of common stock
      for oil and gas
      property................  14,150,000        28,300            --            --          --
    Net loss..................          --            --            --    (1,496,720)         --
                                ----------    ----------   -----------   -----------    --------
BALANCE,
  December 31, 1998...........  49,959,356     2,658,533    (2,630,233)   (1,496,720)         --
    Issuance of common common
      stock for:
      Future services.........      15,000        30,000            --            --     (30,000)
      Cash....................   1,427,026     1,401,250            --            --          --
      Settlement of lawsuit...   2,701,500     1,392,900            --            --          --
      Oil and gas property....     346,719       114,386            --            --          --
      Equipment...............      30,500        61,000            --            --          --
      Services................     154,639       132,651            --            --          --
    Recognition of services
      performed for common
      stock...................          --            --            --            --       1,250
    Net loss..................          --            --            --    (1,885,442)         --
                                ----------    ----------   -----------   -----------    --------
BALANCE,
  December 31, 1999...........  54,634,740    $5,790,720   $(2,630,233)  $(3,382,162)   $(28,750)
                                ==========    ==========   ===========   ===========    ========

                        NESS ENERGY INTERNATIONAL, INC.
                       (FORMERLY KIT KARSON CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                     CUMULATIVE
                                                                                    AMOUNTS SINCE
                                                                                     REENTERING
                                                                                  DEVELOPMENT STAGE
                                                         1999          1998        JANUARY 1, 1998
                                                      -----------   -----------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..........................................  $(1,885,442)  $(1,496,720)     $(3,382,162)
  Adjustments to reconcile net loss to net cash used
    in operating activities
    Depreciation, depletion, and amortization.......       10,386         5,608           15,994
    Recognition of services performed for stock.....        1,250            --            1,250
    Stock issued for services.......................      132,651            --          132,651
    Change in operating assets and liabilities:
      Accrued expenses..............................    1,352,171     1,392,900        2,745,071
      Accounts payable--related party...............      627,074       102,564          729,638
                                                      -----------   -----------      -----------
      Net cash provided by operating activities.....      238,090         4,352          242,442

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for deposits on equipment...............   (1,229,000)           --       (1,229,000)
                                                      -----------   -----------      -----------
      Net cash used in investing activities.........   (1,229,000)           --       (1,229,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from sale of common stock.............    1,401,250            --        1,401,250
                                                      -----------   -----------      -----------
      Net cash provided by financing activities.....    1,401,250            --        1,401,250
      Net increase in cash..........................      410,340         4,352          414,692
                                                      -----------   -----------      -----------
CASH, beginning of period...........................        4,352            --               --
                                                      -----------   -----------      -----------
CASH, end of period.................................  $   414,692   $     4,352      $   414,692
                                                      ===========   ===========      ===========

                        NESS ENERGY INTERNATIONAL, INC.
                       (FORMERLY KIT KARSON CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999        1998
                                                              ----------   --------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Acquisition of oil and gas property for 14,150,000 shares
    of common stock.........................................  $       --   $28,300
                                                              ==========   =======
  Acquisition of unproved oil and gas property for 346,719
    shares of common stock..................................  $  114,386   $    --
                                                              ==========   =======
  Acquisition of other fixed assets for 30,500 shares of
    common stock............................................  $   61,000   $    --
                                                              ==========   =======
  Settlement of lawsuits through issuance of 2,701,500
    shares of common stock..................................  $1,392,900   $    --
                                                              ==========   =======
  Issuance of 15,000 shares of common stock for consulting
    services to be performed................................  $   30,000   $    --
                                                              ==========   =======
  Issuance of 154,639 shares of common stock for services
    performed on behalf of the Company......................  $  132,651   $    --
                                                              ==========   =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

    Ness Energy International, Inc. (formerly Kit Karson Corporation) (the Company), a Washington corporation, has been involved in the exploration and development of oil and gas reserves. The Company's main businesses of energy and real estate were essentially abandoned by late 1985 due to insufficient operations and capital to support ongoing cash requirements. Between 1985 and 1996 there were no filings with the SEC. An agreement was reached in late 1997 for a change in management control of the Company (Note 9) and the required filings were filed to allow the stock to resume trading. Effective July 6, 1999, the Company changed its name to Ness Energy International, Inc.

    The Company is reentering the exploration and development of oil and gas reserves under the new management. However, due to the exhaustion of all assets prior to the change in management, the Company is deemed to have reentered the development stage as of January 1, 1998.

    The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. Since the Company is in the development stage, it has limited capital resources, insignificant revenue and a loss from operations. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty of these conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    Management plans to raise capital through the private placement of company stock and, eventually, through public offerings. Management intends to use the proceeds from any equity sales to further develop oil and gas reserves in the United States and in selected foreign countries. The Company believes that these actions will enable the Company to carry out its business plan and ultimately to achieve profitable operations.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OIL AND GAS PROPERTY AND EQUIPMENT

    The Company uses the full cost method of accounting for its' oil and gas producing activities, which are located in North Central Texas. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

    All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

    In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

    Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

    Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

    Prior to 1998, it was determined that the remaining single oil and gas interest was not significant enough to require the disclosures of oil and gas activities required by SFAS No. 69, "Disclosures about Oil and Gas Producing Activities". This lease was transferred to the Company's former president as part of the agreement regarding change in control of the Company.

OTHER FIXED ASSETS

    Other fixed assets include an automobile being depreciated over a life of 5 years on the straight-line basis.

ACCOUNTS RECEIVABLE

    The Company has not provided an allowance for doubtful accounts. The Company's receivables are from related parties and have been netted against the accounts payable--related party (see Note 4). All receivables considered doubtful have been charged to current operations and it is management's opinion that no additional material amounts are doubtful of collection.

INCOME TAXES

    Deferred taxes are recognized for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

STATEMENT OF CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

LOSS PER COMMON SHARE

    The loss per common share has been computed by dividing the net loss by the weighted average number of shares of common stock outstanding throughout the year. The Company has no potential common stock.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Depletion was calculated based on engineers' estimates of reserves and the unproved property was evaluated based on the future potential. It is reasonably possible that these estimates may change materially in the near term.

FINANCIAL INSTRUMENTS

    Financial instruments consist principally of cash, accounts receivable--related parties, accounts payable and accounts payable--related party. Recorded values approximate fair values due to the short maturities of these instruments.

CONCENTRATIONS OF CREDIT RISK

    The Company regularly maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

RECLASSIFICATION

    Certain reclassifications have been made to the 1998 financial statements to conform with the 1999 financial statement presentation. Such reclassifications had no effect on income.

NOTE 3.  INVESTMENTS IN MARKETABLE SECURITIES

    The Company owned interests in three entities, which were publicly traded at the time of acquisition. As part of the agreement regarding the change in control of the Company, these interests were transferred to the company's former president (Note 10).

NOTE 4.  RELATED PARTY TRANSACTIONS

    In June 1998, the Company entered into a series of agreements with a company related through common ownership whereby the related party will provide the majority of the Company's management, general and administrative services and facilities. The agreements were effective January 1, 1998 and provide for monthly payments of $3,350 through December 31, 1999.

    The related party also collects the net oil and gas revenues from the Company's properties and remits the funds to the Company. At December 31, 1999 and 1998, the Company was owed $3,655 and $7,347, respectively and are included in accounts payable--related party.

    Also included in accounts payable--related party are advances and payments made on behalf of the Company by the related party. This related party owns licenses that provide for the right to drill for oil and gas in the Dead Sea area of Israel. While the Company does not own the rights in Israel, it is intended that the Company will benefit from the well to be drilled either through a business combination or some other arrangement. Discussions have been held on the method under which the Company will be involved with the project in Israel and all expenses incurred by the Company related to the Israeli project have been disclosed as a separate item on the accompanying statement of operations.

NOTE 5.  DEPOSITS ON EQUIPMENT

    On October 14, 1999, the Company entered into a contract to purchase a drilling rig to be used in the drilling project in Israel. The contract called for a total purchase price of $2,450,000 with payments of $500,000 to be made on each of November 18, 1999 and December 3, 1999, and the balance due January 15, 2000. Title of the rig is to pass upon completion of the contract. Payments of $240,000 and $500,000 were made in October and November, respectively, but the balance due has not been paid. In addition, two $42,000 payments were made to extend the time available to enter into the purchase contract.

    In addition, the Company entered into a contract on September 23, 1999, that provided for the refurbishment and mobilization of the above rig for $2,200,000. The funds were to be put into escrow upon the purchase of the rig. Escrow is to be distributed as work is completed on the refurbishment and mobilization. As of December 31, 1999, the Company had paid $405,000 toward the refurbishment.

    Management is currently negotiating the completion of the contract and believes that the purchase will be completed. Accordingly, the amounts paid on the contract have been included as deposits on equipment in the accompanying financial statements. The Company has received a notice of default from the seller of the right. The Company has rejected this notice since: (1) the terms of the purchase were changed by the parties at the time of the initial payment under the rig purchase agreement; (2) there is no provision for default in the agreement; and (3) any disputes arising under the contract are to be settled by arbitration and no request for arbitration has been requested by either party. Nevertheless, in addition to including the deposits on the financial statements, the Company has reflected an accrued contingency in the accompanying financial statements due to the uncertainty surrounding the purchase of the rig. The corresponding expense is reflected in the expenses related to the Israeli project.

NOTE 6.  INCOME TAXES

    Prior to 1998, the Company's last income tax return was filed for 1984 and it showed total operating loss carryforwards at that time of $645,484. It is believed that the Company generated additional operating loss carryforwards as the Company's business wound down in 1985 and 1986. However, no income tax returns have been filed during the period from 1985 through 1993. Due to the changes in control discussed in Note 9, it is believed that the benefits from utilization of any of these carryforwards would be extremely limited. Management has decided that the cost of researching the timing of transaction and preparing income tax returns to document the loss carryforwards for the unfiled years would not be a cost effective use of resources available to the Company. In view of this decision, these potential loss carryforwards have been discounted and are considered to be of no value. The disclosures presented below include the activities of the Company since 1994.

    A reconciliation of statutory tax rates to the Company's effective tax rates follows:

                                                                1999       1998
                                                              --------   --------
Benefit at statutory rates..................................    (34)%      (34)%
Losses not providing benefits...............................     34         34
                                                                ---        ---
Effective rate..............................................      0%         0%
                                                                ===        ===

    The deferred tax assets are comprised primarily of the Company's net operating loss carryforwards and litigation settlement:

                                                          1999         1998
                                                       -----------   ---------
Litigation settlement................................  $        --   $ 473,586
Contingency..........................................      417,860          --
Other................................................       19,762          --
Net operating loss carry forward.....................      713,044      36,158
Less valuation allowance.............................   (1,150,666)   (509,744)
                                                       -----------   ---------
Net deferred tax asset...............................  $        --   $      --
                                                       ===========   =========

    The Company's net operating loss carryforwards may be applied against future taxable income. The net operating loss carryforwards expire as follows:

YEAR EXPIRING
-------------
2011........................................................  $      977
2012........................................................       1,549
2018........................................................     103,820
2019........................................................   1,990,843
                                                              ----------
                                                              $2,097,189
                                                              ==========

    The net changes in the valuation allowance during 1999 and 1998 are as follows:

                                                          1999         1998
                                                       -----------   ---------
Balance at beginning of year.........................  $  (509,744)  $    (379)
Balance at end of year...............................   (1,150,666)   (509,744)
                                                       -----------   ---------
Net change...........................................  $  (640,922)  $(509,365)
                                                       ===========   =========

NOTE 7.  STOCKHOLDERS' EQUITY

    On March 6, 1998, the Company's Certificate of Incorporation was amended to authorize the issuance of 10,000,000 shares of preferred stock and to increase the number of shares of the Company's Common Stock authorized for issuance by 150,000,000 shares to a total of 200,000,000.

NOTE 8.  COMMITMENTS AND CONTINGENCIES

    At December 31, 1999, the Company was party to one lawsuit filed by shareholders who claimed that they were due shares from transactions that they had conducted with the Company in the past. Plaintiffs seek the issuance of 500,000 common shares, compensatory damages in excess of $1,000,000, punitive damages and interest. Management intends to actively assert its legal defenses and believes Plaintiffs are not entitled to any remedy from the Company.

NOTE 9.  MAJOR CUSTOMERS

    The Company sells gas and natural gas liquids to one purchaser. However, management believes the competitive nature of the field and available marketing alternatives do not make the Company dependent on any single purchaser.

NOTE 10.  CHANGE IN CONTROL

    During the last quarter of 1997, an agreement was reached and consummated between the Company and Hayseed Stephens, which effectively transferred operating control of the Company to him. All remaining assets of the Company were transferred to its former president.

    The Company filed the require documents with the Securities and Exchange Commission to allow its stock to resume trading on the NASD Bulletin Board in February 1998.

    This section provides information required by Statement of Financial Accounting Standards No. 69, DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES.

    The SEC defines proved oil and gas reserves as those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

    Estimates of petroleum reserves have been made by independent engineers. The valuation of proved reserves may be revised in the future on the basis of new information as it becomes available. Estimates of proved reserves are inherently imprecise.

    Estimated quantities of proved oil and gas reserves of the Company (all of which are located in the United States) are as follows:

                                                              PETROLEUM   NATURAL
                                                               LIQUIDS      GAS
                                                               (BBLS)      (MCF)
                                                              ---------   --------
December 31, 1999--proved developed reserves................       --     100,984
December 31, 1999--proved reserves..........................       --     242,250

December 31, 1998--proved developed reserves................       --     110,834
December 31, 1998--proved reserves..........................       --     252,100

    The Company did not have any proved reserves prior to 1998.

                                                              PETROLEUM   NATURAL
                                                               LIQUIDS      GAS
                                                               (BBLS)      (MCF)
                                                              ---------   --------
  Reserves at December 31, 1997.............................       --          --

PURCHASES OF RESERVES-IN-PLACE..............................              264,481
    Production..............................................       --     (12,381)
                                                              ---------   -------
  Reserves at December 31, 1998.............................       --     252,100
    Production..............................................       --     (11,653)
    Revision of estimates...................................       --       1,803
                                                              ---------   -------
  Reserves at December 31, 1999.............................       --     242,250
                                                              =========   =======

    The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and gas reserves for the years ended December 31 is as follows:

                                                          1999        1998
                                                        ---------   ---------
Future cash inflows...................................  $ 432,805   $ 403,363
Future development and production costs...............   (270,016)   (283,549)
Future income tax expense.............................         --          --
                                                        ---------   ---------
Future net cash flows.................................    162,789     119,814
10% annual discount...................................     57,334      49,258
                                                        ---------   ---------
Standardized measure of discounted future cash
  flows...............................................  $ 105,455   $  70,556
                                                        =========   =========

    Primary changes in standardized measure of discounted future net cash flow for the years ended December 31 are as follows:

                                                             1999       1998
                                                           --------   --------
Change in sales price and production costs...............  $35,518    $     --
Purchases of reserves in place...........................       --      82,397
Sales of oil and gas, net of production costs............   (7,675)    (11,841)
Accretion of discount....................................    7,056          --
                                                           -------    --------
                                                           $34,899    $ 70,556
                                                           =======    ========

    Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.

    These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

    The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depletion and depreciation as of December 31, are as follows:

                                                             1999       1998
                                                           --------   --------
Proved properties........................................  $ 28,300   $28,300
Accumulated depletion and depreciation...................   (10,911)   (5,608)
                                                           --------   -------
    Net capitalized costs................................  $ 17,389   $22,692
                                                           ========   =======

    The costs, both capitalized and expensed, incurred in oil and gas producing activities during the years ended December 31 are as follows:

                                                                 1999        1998
                                                              ----------   --------
Property acquisition costs..................................  $      --    $28,300
Exploration and development costs...........................         --         --
                                                              ----------   -------
    Total...................................................  $      --    $28,300
                                                              ==========   =======

    Results of oil and gas operations in the aggregate for the years ended December 31 are as follows:

                                                              1999       1998
                                                            --------   --------
Revenues..................................................  $21,208    $22,301
Compression expense.......................................   (3,772)    (3,281)
Production costs..........................................   (9,761)    (7,179)
Exploration expense.......................................       --         --
Depreciation and depletion................................   (5,303)    (5,608)
Income taxes..............................................       --         --
                                                            -------    -------
  Net oil and gas income..................................  $ 2,372    $ 6,233
                                                            =======    =======

    Ness Energy International Inc.'s SEC Form 10-KSB for the period ended December 31, 1999.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                                3/31/00      12/31/99
                                                              -----------   -----------
                                        ASSETS

CURRENT ASSETS
  Cash......................................................  $   134,389   $   414,692
  Investments--available for sale...........................      875,000            --
                                                              -----------   -----------
      Total current assets..................................    1,009,389       414,692

PROPERTY AND EQUIPMENT
  Oil and gas properties, unproved..........................      114,386       114,386
  Oil and gas properties, proved............................       28,300        28,300
  Less accumulated depreciation and depletion...............       12,236        10,911
                                                              -----------   -----------
    Total oil and gas properties............................      130,450       131,775
                                                              -----------   -----------
OTHER ASSETS
  Fixed assets, net of accumulated depreciation of $8,133
    and $5,083 at March 31, 2000 and December 31, 1999,
    respectively............................................       53,017        55,917
  Deposits on equipment.....................................    1,229,000     1,229,000
  Prepaid Expenses..........................................        4,334            --
                                                              -----------   -----------
                                                                1,286,351     1,284,917
                                                              -----------   -----------
TOTAL ASSETS................................................  $ 2,426,190   $ 1,831,384
                                                              ===========   ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
  Accounts payable and accrued expenses.....................  $    25,358   $   123,171
  Accounts payable--related party...........................      712,015       729,638
                                                              -----------   -----------
      Total current liabilities.............................      737,373       852,809
  ACCRUED CONTINGENCY.......................................    1,229,000     1,229,000

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $0.10 par value 10,000 shares authorized,
    none issued.............................................           --            --
  Common stock, no par; 200,000,000 shares authorized;
    54,634,740 shares issued and outstanding 12/31/99
    55,650,228 shares issued and outstandIng 3/31/00........    7,121,344     5,790,720
  Retained deficit prior to reentering
    development stage--January 1, 1998......................   (2,630,233)   (2,630,233)
  Deficit accumulated since reentering
    development stage--January 1, 1998......................   (3,626,698)   (3,382,162)
  Deferred consulting.......................................     (279,596)      (28,750)
  Accumulated other comprehensive income....................     (125,000)           --
                                                              -----------   -----------
      Total stockholders' equity (deficit)..................      459,817      (250,425)
                                                              -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........  $ 2,426,190   $ 1,831,384
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                              FOR THE THREE MONTHS
                         ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
REVENUES
  Oil and gas revenues......................................  $     4,382   $     5,124

EXPENSES
  Lease operating expenses..................................        1,174         1,484
  Production taxes..........................................          335           374
  Compression expenses......................................          642           939
  Depreciation and depletion................................        4,376         1,402
  General and administrative................................      242,509        22,109
                                                              -----------   -----------
    Total operating expenses................................      249,036        26,308
                                                              -----------   -----------
Operating income (loss).....................................     (244,654)      (21,184)
Other Income................................................          117            --
                                                              -----------   -----------
    Net gain (loss) before income taxes.....................     (244,537)      (21,184)
    Income tax benefit......................................           --            --
                                                              -----------   -----------
NET LOSS....................................................  $  (244,537)  $   (21,184)
Other comprehinsive income, net of tax
  Unrealized losses on investments..........................  $  (125,000)  $        --
                                                              -----------   -----------
Comprehensive loss..........................................  $  (369,537)  $   (21,184)
                                                              ===========   ===========
Net loss per weighted average share.........................  $     (0.01)  $      0.00
                                                              ===========   ===========
Weighted average shares outstanding.........................   54,758,096    50,155,078
                                                              ===========   ===========

        See accompanying notes to these condensed financial statements.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
NET CASH USED IN OPERATING ACTIVITIES.......................  $(280,303)  $(26,858)

CASH FLOWS FROM INVESTING ACTIVITIES........................         --         --

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock....................         --    150,000
                                                              ---------   --------
  Increase in cash for period...............................   (280,303)   123,142

CASH, BEGINNING OF PERIOD...................................    414,692      4,352
                                                              ---------   --------
CASH, END OF PERIOD.........................................  $ 134,389   $127,494
                                                              =========   ========

        See accompanying notes to these condensed financial statements.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  UNAUDITED INFORMATION

    The balance sheet as of March 31, 1999 and the statements of operations for the three month periods ended March 31, 1999 and March 31, 2000 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of March 31, 2000 and the results of operations for the three months periods ended March 31, 1999 and March 31, 2000.

NOTE 2.  BASIS OF PRESENTATION

    The condensed financial statements of Ness Energy International, Inc. (the "Company") as of March 31, 1999 and March 31, 2000 have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. The Company is a developmental stage company who's primary focus is the development of an oil and gas project in Israel.

    The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. However, these operating results are not necessarily indicative of the results expected for the full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principals have been omitted pursuant to such rules and regulations. The notes to the condensed financial statements should be read in conjunction with the notes to the financial statements contained in the Form 10-KSB filed on May 19, 2000. Company management believes that the disclosures are sufficient for interim financial reporting purposes.

NOTE 3.  EARNINGS (LOSS) PER SHARE

    Basic earnings (loss) per share (EPS) is calculated by dividing the net income or loss by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potential dilution is not assumed to occur when the effect would be anti-dilutive (e.g., reduced loss per share).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      3
Risk Factors..........................      5
Use of Proceeds.......................      6
Dilution..............................      7
Certain Relationships and Related
  Transactions........................      7
Capitalization........................      9
Selected Financial Data...............     10
Business..............................     11
Description of Properties.............     11
Plan of Operation.....................     13
Legal Proceedings.....................     14
Price Range of Common Stock...........     15
Management............................     16
Principal Shareholders................     18
Description of Securities.............     18
Plan of Distribution..................     19
Transfer Agent and Registrar..........     20
Legal Matters.........................     20
Experts...............................     20
Additional Information................     20
Index to Financial Statements.........    F-1


                                  NESS ENERGY
                              INTERNATIONAL, INC.

                                20,440,624 UNITS
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           ,2000

    Until            ,2000 all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    See "Management--Personal Liability and Indemnification of Directors."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the distribution of the shares registered hereby, are set forth in the following table:

SEC registration fee........................................  $ 10,793

Legal and Accounting fees and expenses and Printing Costs...   189,207

  Total.....................................................  $200,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    In June, 1999, the Company raised $399,250 through the issuance of 887,226 shares of its Common Stock. The offering was exempt from registration pursuant to Regulation D, Section 404. All of the shares were sold directly by the Company.

    In October 1999, the Company raised $1,002,000 through the issuance of 539,800 shares of its Common Stock. The offering was exempt from registration pursuant to Regulation D Section 504. All of the shares were sold directly by the Company.

ITEM 27. EXHIBITS.

                               INDEX TO EXHIBITS

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT                       PAGE
-----------             ------------------------------------------------------------  --------
         2.1            Form of Tender Offer
         3.1            Articles of Incorporation
         3.2            By-laws
         4.1            Form of Warrant Agreement
         4.2            Stock Purchase Warrant
         5.1            Opinion of Daniels McGowan & Associates
        23.1            Consent of Weaver & Tidwell, L.L.P.
        23.2            Consent of Daniels McGowan & Associates (included in Exhibit
                        5)

ITEM 28. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii)reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
(iii) include any additional or changed material information on the plan of distribution.

    (2) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized in the City of Willow Park, State of Texas, on July   , 2000.

                                                       NESS ENERGY INTERNATIONAL, INC.

                                                       By         /s/ HAROLD "HAYSEED" STEPHENS
                                                           ------------------------------------------
                                                                    Harold "Hayseed" Stephens
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
            /s/ HAROLD "HAYSEED" STEPHENS
     -------------------------------------------       Chairman of the Board,            July   , 2000
              Harold "Hayseed" Stephens                  Chief Executive Officer

                     /s/ BOB LEE
     -------------------------------------------       Chief Financial Officer           July   , 2000
                       Bob Lee

               /s/ MARY GENE STEPHENS
     -------------------------------------------       Secretary-Treasurer               July   , 2000
                 Mary Gene Stephens

                 /s/ RICHARD W. NASH
     -------------------------------------------       Director                          July   , 2000
                   Richard W. Nash

                 /s/ MARK L. BASSHAM
     -------------------------------------------       Director                          July   , 2000
                   Mark L. Bassham

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